UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 6, 2005

Christopher & Banks Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19972	06-1195422
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Xenium Lane North Plymouth, Minnesota	55441
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (763) 551-5000

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

                On April 6, 2005, Christopher & Banks Corporation (the “Company”) issued a press release announcing the Company’s results of operations for its fourth fiscal quarter and year ended February 26, 2005.

                The press release issued on April 6, 2005, is furnished as Exhibit No. 99.1 to this Current Report on Form 8-K. The Company’s reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the Company.

                The information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit No. 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section. The Item 2.02 information in this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related

Audit Report or Completed Interim Review.

                    In light of the February 7, 2005 letter from the Chief Accountant of the SEC clarifying views as to appropriate accounting for operating leases, the Company has re-evaluated its lease accounting  practices. The Company will correct the way it accounts for operating leases, specifically the accounting for construction allowances and rent holidays.

                    Management and the Audit Committee of the Company’s Board of Directors concluded on April 4, 2005 that the Company’s previously reported financial results included in the Company’s fiscal 2004 Form 10-K and fiscal 2005 Form 10-Qs will be restated as soon as practicable to correct its accounting for leases.  Accordingly, such previously filed statements should no longer be relied upon.  Management and the Audit Committee discussed these matters with PricewaterhouseCoopers LLP.

                    The Company will reflect the unamortized portion of construction allowances as a deferred lease incentive liability rather than treat such amounts as a reduction to property and equipment on the Company’s Consolidated Balance Sheets.  Construction allowances in the Company’s Consolidated Statements of Cash Flows will be presented as an increase in deferred lease incentive liabilities within operating activities, rather than as a reduction of capital expenditures in investing activities.  The amortization of construction allowances will be presented as a reduction of rent expense within merchandise, buying and occupancy expenses instead of a reduction of depreciation expense in the Company’s Consolidated Statements of Income.  This change will have no impact on the Company’s previously reported net income.

                    With respect to rent holiday periods, the Company had previously recorded straight-line rent expense beginning on the earlier of the rent commencement date or the store opening date which had the effect of excluding the build-out period from the calculation over which rent was expensed.  The Company will now recognize straight-line rent expense when the Company takes possession of or controls the use of the space which typically occurs approximately 60 days prior to the store opening date.  The correction in accounting for rent holidays will reduce previously reported earnings per share by $0.01 for the nine months ended November 27, 2004 and for each of the fiscal years ended

February 28, 2004 and March 1, 2003.  The effect of the change in accounting for rent holidays for periods ended prior to March 1, 2003, which are not material for any given period, will result in a cumulative adjustment to March 1, 2003 retained earnings of approximately $1.1 million.  The Company is currently evaluating the effect of lease accounting changes with respect to its internal controls in determining whether a material weakness exists at February 26, 2005.

                    The Company will file its restated financial statements and other information as soon as practicable.  The Company's Form 10-K for its fiscal year ended February 26, 2005 will include the restated financial statements.  A copy of the press release disclosing that the Company’s previously issued financial statements will be restated is attached hereto as Exhibit 99.1 and is incorporated herein by reference to this Item 4.02(a).

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release issued by the Company on April 6, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Christopher & Banks Corporation

Date: April 6, 2005	By:	/s/ Andrew K. Moller
Andrew K. Moller
Chief Financial Officer

CHRISTOPHER & BANKS CORPORATION

FORM 8-K CURRENT REPORT

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by the registrant on April 6, 2005.